SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                       TAKE-TWO INTERACTIVE SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    874054109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             Peter A. Nussbaum, Esq.
                          S.A.C. Capital Advisors, LLC
                             72 Cummings Point Road
                               Stamford, CT 06902
                                 (203) 890-2000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                  June 19, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

       If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

       Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
---------------------------                              -----------------------
CUSIP No. 874054109                                      Page 2 of 11 Pages
---------------------------                              -----------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            S.A.C. Capital Advisors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              2,263,612 (see Item 5)
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                2,263,612 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,263,612 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)   [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------                              -----------------------
CUSIP No. 874054109                                      Page 3 of 11 Pages
---------------------------                              -----------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            S.A.C. Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              2,263,612 (see Item 5)
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                2,263,612 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,263,612 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)   [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------                              -----------------------
CUSIP No. 874054109                                      Page 4 of 11 Pages
---------------------------                              -----------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            CR Intrinsic Investors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              1,835,928 (see Item 5)
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,835,928 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,835,928 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)   [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------                              -----------------------
CUSIP No. 874054109                                      Page 5 of 11 Pages
---------------------------                              -----------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            Steven A. Cohen
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              4,099,540 (see Item 5)
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,099,540 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,099,540 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)   [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.3%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

Item 1.        Security and the Issuer

     This Schedule 13D relates to shares of common stock, $0.01 par value per share (the "Common Stock"), of Take-Two Interactive Software, Inc., a Delaware corporation (the "Issuer"). The principal executive office of the Issuer is located at 622 Broadway New York, New York 10012.

Item 2.    Identity and Background

     (a) This statement is filed by:

          (i) S.A.C. Capital Advisors, LLC ("SAC Capital Advisors") with respect to shares of Common Stock directly beneficially owned by S.A.C. Capital Associates, LLC ("SAC Associates"), S.A.C. MultiQuant Fund LLC ("SAC MultiQuant"), and S.A.C. Select Fund, LLC ("SAC Select");

          (ii) S.A.C. Capital Management, LLC ("SAC Capital Management") with respect to shares of Common Stock directly beneficially owned by SAC Associates, SAC MultiQuant, and SAC Select;

          (iii) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to shares of Common Stock directly beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments");

          (iv) Steven A. Cohen with respect to shares of Common Stock beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Associates, SAC MultiQuant, SAC Select, CR Instrinsic Investors, and CR Intrinsic Investments.

     SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, and Mr. Cohen (collectively, the "Reporting Persons") expressly disclaim beneficial ownership of securities directly beneficially owned by any person or entity other than, to the extent of any pecuniary interest therein, the various accounts under the Reporting Persons' management and control.

     (b) The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, and (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022.

     (c) The principal business of each of SAC Capital Advisors and SAC Capital Management is to serve as investment manager to a variety of private investment funds, including SAC Associates, SAC MultiQuant, and SAC Select, and to control the investing and trading in securities by these private investment funds. The principal business of CR Intrinsic Investors is to serve as investment manager to CR Intrinsic Investments, and to control the investing and trading in secuities by this private investment fund. The principal business of Mr. Cohen is to serve as a principal of SAC

Capital Advisors, SAC Capital Management, CR Intrinsic Investors, and of certain other affiliated entities.

     (d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) SAC Capital Advisors, SAC Capital Management, and CR Intrinsic Investors are Delaware limited liability companies. Mr. Cohen is a United States citizen.

Item 3.     Source and Amount of Funds or Other Consideration.

     The Reporting Persons expended an aggregate of approximately $107,576,865 of investment capital to purchase the 4,099,540 shares of Common Stock. Such transactions were effected in open market purchases and acquired in the ordinary course of business and are held by SAC Associates, SAC MultiQuant, SAC Select, and CR Intrinsic Investments in commingled margin accounts, maintained at Goldman Sachs & Co., Morgan Stanley & Co., and Credit Suisse First Boston, which may extend margin credit to the Reporting Persons as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the account. The margin accounts may from time to time have debit balances. Since other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

Item 4.   Purpose of Transaction.

     The Reporting Persons originally acquired the Common Stock subject to this
Schedule 13D for investment purposes, in the ordinary course of business, and not with the purpose or effect of changing or influencing the control or management of the Issuer and without any agreement with any third party to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer.

     As part of the Reporting Persons' continuing evaluation of, and preservation of the value of, their investment in the Common Stock of the Issuer, the Reporting Persons may from time to time engage in discussions with, write letters to and respond to inquiries from, various persons, including, without limitation, the Issuer's Board of Directors, management or representatives, other shareholders of the Issuer and other relevant parties concerning matters with respect to the Issuer and the Reporting Persons' investment in the Common Stock, including, without limitation, the business, operations, governance, management, strategy and future plans of the Issuer.

     Depending on various factors, including the Issuer's financial position and strategic direction, the outcome of the matters referenced above, actions taken by the Board of Directors, price levels of the Common Stock, other investment opportunities available to the Reporting Persons, conditions in the securities markets and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate, including changing their current intentions, with respect to any or all matters referred to in this Item 4 of Schedule 13D and may, from time to time, acquire or cause affiliates to acquire additional Common Stock of the Issuer, dispose of some or all of their Common Stock of the Issuer, engage in short-selling or hedging or similar transactions with respect to the Common Stock of the Issuer, and/or continue to hold Common Stock of the Issuer. Except as set forth herein, or as would occur upon completion of any of the matters discussed herein, the Reporting Persons have no present plan or proposal that would relate to or result in any of the matters set forth in subparagraphs
(a)-(j) of Item 4 of Schedule 13D.

Item 5.     Interest in Securities of the Issuer.

     (a) As of the close of business on June 24, 2008, the Reporting Persons beneficially own an aggregate of 4,099,540 shares of Common Stock, representing approximately 5.3% of the shares of Common Stock outstanding. The percentages used herein are based upon 77,233,507 shares of Common Stock reported to be outstanding as of June 2, 2008, by the Issuer in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 6, 2008.

     SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, and Mr. Cohen own directly no shares of Common Stock. Pursuant to investment management agreements, each of SAC Capital Advisors and SAC Capital Management hold all investment and voting power with respect to securities held by SAC Associates, SAC MultiQuant, and SAC Select. Pursuant to an investment management agreement, CR Intrinsic Investors holds all investment and voting power with respect to securities held by CR Intrinsic Investments. Mr. Cohen, through one or more intermediary holding companies, controls SAC Capital Advisors, SAC Capital Management, and CR Intrinsic Investors. CR Intrinsic Investments is a wholly owned subsidiary of SAC Associates. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of SAC Capital Advisors, SAC Capital Management, and Mr. Cohen may be deemed to own beneficially 2,263,612 shares of Common Stock (constituting 2.9% of the shares of Common Stock outstanding), and each of CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 1,835,928 shares of Common Stock (constituting approximately 2.4% of the shares of Common Stock outstanding).

     (b) None of the Reporting Persons has sole power to vote or direct the vote or sole power to dispose or direct the disposition of shares of Common Stock.

          (i) SAC Capital Advisors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 2,263,612 shares of Common Stock, constituting 2.9% of such class of securities;

          (ii) SAC Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 2,263,612 shares of Common Stock, constituting 2.9% of such class of securities;

          (iii) CR Intrinsic Investors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,835,928 shares of Common Stock, constituting 2.4% of such class of securities; and

          (iv) Steven A. Cohen has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 4,099,540 shares of Common Stock, constituting approximately 5.3% of such class of securities.

     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons during the past 60 days is set forth in Schedule A hereto and is incorporated herein by reference. All of such transactions were effected in open market transactions through various brokerage entities on the Nasdaq Stock Market.

     (d) No person other than SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, and Steven A. Cohen is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock directly beneficially owned by SAC Associates, SAC MultiQuant, SAC Select, and CR Intrinsic Investments.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Other than as described herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to the securities of the Issuer.

     The Reporting Persons may, from time to time, enter into and dispose of cash-settled equity swaps or other similar derivative transactions with one or more counterparties that are based upon the value of shares of Common Stock, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the shares of Common Stock, the relative value of shares of Common Stock in comparison to one or more other financial instruments, indexes or securities, a basket or group of securities in which shares of Common Stock may be included, or a combination of any of the foregoing. In addition to the shares of Common Stock reported herein by the Reporting Persons, SAC MultiQuant currently has long economic exposure to 149,279 shares of Common Stock through such contracts. CR intrinsic Investments has sold call options and, as a result, has short economic exposure to 685,000 shares of Common Stock. These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts or that may be held from time to time by any counterparties to such contracts.

Item 7.   Material to be filed as Exhibits.

1.   Schedule A - Sixty Day Trading History
2.   Exhibit 99.1 - Joint Filing Agreement

                                   SIGNATURES


     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: June 25, 2008


                                   S.A.C. CAPITAL ADVISORS, LLC


                                   By:   /s/ Peter Nussbaum
                                         ---------------------------------------
                                          Name:  Peter Nussbaum
                                          Title: Authorized Person


                                   S.A.C. CAPITAL MANAGEMENT,


                                  By:   /s/ Peter Nussbaum
                                         ---------------------------------------
                                          Name:  Peter Nussbaum
                                          Title: Authorized Person


                                   CR INTRINSIC INVESTORS, LLC


                                   By:   /s/ Peter Nussbaum
                                         ---------------------------------------
                                          Name:  Peter Nussbaum
                                          Title: Authorized Person



                                   STEVEN A. COHEN


                                  By:   /s/ Peter Nussbaum
                                         ---------------------------------------
                                          Name:  Peter Nussbaum
                                          Title: Authorized Person



                                                              Schedule A

                                                      SIXTY DAY TRADING HISTORY,
                                                  TAKE-TWO INTERACTIVE SOFTWARE, INC.

----------------------- ------------------------------------- ------------------- ------------------------
         Date                           Name                        Amount          Price Per Share ($)
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               CR Intrinsic Investments, LLC                     500000                     26.45
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Capital Associates, LLC                       100                     26.58
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Select Fund, LLC                             1800                    26.583
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Capital Associates, LLC                       600                    26.585
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Capital Associates, LLC                      1100                     26.59
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Select Fund, LLC                             3200                     26.59
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Select Fund, LLC                             2300                    26.593
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Capital Associates, LLC                       200                      26.6
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Select Fund, LLC                             3000                    26.603
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Capital Associates, LLC                       600                     26.61
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Capital Associates, LLC                      4500                     26.62
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Select Fund, LLC                             2200                     26.62
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Capital Associates, LLC                      2684                     26.63
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Capital Associates, LLC                     23756                     26.65
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               CR Intrinsic Investments, LLC                     -75000                     26.66
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Capital Associates, LLC                      1000                     26.67
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Capital Associates, LLC                       460                     26.68
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               CR Intrinsic Investments, LLC                     -25000                     26.68
----------------------- ------------------------------------- ------------------- ------------------------
4/28/2008               S.A.C. Capital Associates, LLC                     10000                      26.7
----------------------- ------------------------------------- ------------------- ------------------------
4/29/2008               CR Intrinsic Investments, LLC                     100000                      26.7
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       3000                   26.0575
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       4544                     26.06
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       6200                   26.0675
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                      25956                     26.07
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                        100                     26.12
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                        500                     26.14
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                         23                     26.15
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       3400                   26.1575
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       3452                     26.16
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       1900                    26.165
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                        600                   26.1675
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       6909                     26.17
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                        500                   26.1725
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       5600                    26.175
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       3900                   26.1775
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       5966                     26.18
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                        300                   26.1825
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       5700                    26.185
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       6200                   26.1875
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       3050                     26.19
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                        400                   26.1925
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                        200                    26.195
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       1400                   26.1975
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       6100                      26.2
----------------------- ------------------------------------- ------------------- ------------------------


4/30/2008               CR Intrinsic Investments, LLC                        500                     26.25
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       1000                     26.28
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                       2133                      26.3
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                        200                     26.31
----------------------- ------------------------------------- ------------------- ------------------------
4/30/2008               CR Intrinsic Investments, LLC                        267                     26.32
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                            -2075                     25.74
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                        200                     25.75
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                        600                    25.755
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                       5100                     25.76
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                            -6900                     25.76
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                             -400                     25.79
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                        100                     25.85
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                             -200                     25.89
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                      53000                      25.9
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                             -500                      25.9
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                             -700                    25.907
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                            -1600                     25.91
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                        300                   25.9132
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                             -400                    25.917
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                        530                     25.92
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                             -162                     25.92
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                       1000                     25.93
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                            -2363                     25.93
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                        100                    25.933
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                       4000                    25.935
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                            -1400                    25.935
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                       5207                     25.94
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                           -15062                     25.94
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                        100                   25.9425
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                       1300                    25.945
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                             -200                    25.945
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                        400                   25.9499
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                      58412                     25.95
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                            -6019                     25.95
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                            -5600                     25.96
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                            -2181                     25.97
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                        200                     25.98
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                            -2700                     25.98
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                        900                    25.985
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                        168                     25.99
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Select Fund, LLC                            -1538                     25.99
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                CR Intrinsic Investments, LLC                      13200                        26
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Capital Associates, LLC                    -12600                     26.12
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Capital Associates, LLC                    -11000                     26.13
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Capital Associates, LLC                      -200                    26.135
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Capital Associates, LLC                      -200                     26.14
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Capital Associates, LLC                      -100                     26.18
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Capital Associates, LLC                    -75500                      26.2
----------------------- ------------------------------------- ------------------- ------------------------
5/1/2008                S.A.C. Capital Associates, LLC                      -400                    26.205
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. Capital Associates, LLC                     -1500                     25.98
----------------------- ------------------------------------- ------------------- ------------------------


5/2/2008                S.A.C. MultiQuant Fund, LLC                         -800                     25.98
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. Capital Associates, LLC                     -1585                     25.99
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                         -900                     25.99
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. Capital Associates, LLC                     -6515                        26
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                        -3400                        26
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                        -4500                     26.04
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                         2200                     26.05
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                         -500                     26.05
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                         1200                     26.06
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                          500                     26.07
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                        -2300                     26.07
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                          500                     26.08
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                         1800                     26.13
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                         2100                     26.14
----------------------- ------------------------------------- ------------------- ------------------------
5/2/2008                S.A.C. MultiQuant Fund, LLC                         4100                     26.15
----------------------- ------------------------------------- ------------------- ------------------------
5/5/2008                S.A.C. MultiQuant Fund, LLC                        -1000                     26.02
----------------------- ------------------------------------- ------------------- ------------------------
5/5/2008                S.A.C. Capital Associates, LLC                    -15400                    26.035
----------------------- ------------------------------------- ------------------- ------------------------
5/5/2008                S.A.C. Capital Associates, LLC                    -23000                     26.04
----------------------- ------------------------------------- ------------------- ------------------------
5/5/2008                S.A.C. MultiQuant Fund, LLC                         -600                     26.06
----------------------- ------------------------------------- ------------------- ------------------------
5/5/2008                S.A.C. MultiQuant Fund, LLC                         1000                     26.07
----------------------- ------------------------------------- ------------------- ------------------------
5/5/2008                S.A.C. Capital Associates, LLC                    -20000                    26.085
----------------------- ------------------------------------- ------------------- ------------------------
5/5/2008                S.A.C. MultiQuant Fund, LLC                          600                     26.11
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                         2100                     25.97
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                        -2100                     26.01
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                         1500                     26.02
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                         -100                     26.02
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                          500                     26.03
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                         -200                     26.03
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                         2200                     26.04
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                         -400                     26.04
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                         -500                     26.05
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                         -400                     26.06
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                          872                     26.25
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                        -4372                     26.25
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                          400                     26.28
----------------------- ------------------------------------- ------------------- ------------------------
5/6/2008                S.A.C. MultiQuant Fund, LLC                          500                     26.29
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                       1462                     26.12
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                       1000                    26.125
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                       4770                     26.13
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                        318                    26.135
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                       2300                     26.14
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                       3000                     26.15
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                       1500                    26.155
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                       4235                     26.16
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                        902                    26.165
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                       4200                     26.17
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                       2297                     26.18
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                         -300                     26.18
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                CR Intrinsic Investments, LLC                        400                     26.19
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                         -382                     26.19
----------------------- ------------------------------------- ------------------- ------------------------


5/7/2008                CR Intrinsic Investments, LLC                      31716                      26.2
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                         -400                      26.2
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                         -100                     26.21
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                         -100                     26.25
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                         -100                     26.27
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                          400                     26.33
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                          200                     26.34
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                          100                     26.35
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                          100                     26.37
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                         -200                     26.37
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                          100                     26.38
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                          882                      26.4
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                          200                     26.41
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                          100                     26.44
----------------------- ------------------------------------- ------------------- ------------------------
5/7/2008                S.A.C. MultiQuant Fund, LLC                         -500                     26.49
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                          194                     26.38
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                        -5700                      26.4
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                          200                     26.41
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                         -300                     26.41
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                          200                     26.42
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                         1718                     26.45
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                          906                     26.46
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                          600                     26.47
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                          500                     26.48
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                          400                     26.49
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                        -1000                     26.49
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                          700                      26.5
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                          200                     26.55
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                         1000                     26.57
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                          300                     26.63
----------------------- ------------------------------------- ------------------- ------------------------
5/8/2008                S.A.C. MultiQuant Fund, LLC                           82                     26.64
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          100                     26.63
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          600                     26.64
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          800                     26.65
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          350                     26.66
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          663                     26.67
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         5700                     26.68
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                        -5117                     26.68
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         9241                     26.69
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                        -9950                     26.69
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         1800                      26.7
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         -200                      26.7
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         2650                     26.72
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         -508                     26.72
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                           42                     26.73
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          -92                     26.73
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         3319                     26.74
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          600                     26.75
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         -300                     26.78
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         -300                     26.79
----------------------- ------------------------------------- ------------------- ------------------------


5/9/2008                S.A.C. MultiQuant Fund, LLC                        -1700                      26.8
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         -200                     26.81
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                        -1800                     26.82
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          300                     26.83
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                        -2500                     26.83
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         1300                     26.84
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                        -3798                     26.84
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         5800                     26.85
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         -900                     26.85
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          200                     26.88
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          200                     26.89
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          100                      26.9
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          600                     26.91
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                        -6000                     26.91
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          900                     26.92
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                        -6000                     26.92
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          500                     26.93
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                         2400                     26.94
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          500                     26.97
----------------------- ------------------------------------- ------------------- ------------------------
5/9/2008                S.A.C. MultiQuant Fund, LLC                          700                     26.98
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.73
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                        -1025                     26.74
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.76
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         -200                     26.76
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                          200                     26.77
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                        -1500                     26.77
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                          600                     26.78
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         -175                     26.78
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         3150                     26.79
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                        -9500                     26.79
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         3900                      26.8
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                        -2600                      26.8
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                          700                     26.81
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                        -1940                     26.81
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         1190                     26.82
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         -200                     26.82
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         1600                     26.83
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         -400                     26.83
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         2200                     26.84
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         -850                     26.84
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         3128                     26.85
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.85
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         1232                     26.86
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         -200                     26.86
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                          200                     26.87
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.87
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.88
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         -200                     26.88
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                          900                     26.89
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.89
----------------------- ------------------------------------- ------------------- ------------------------


5/12/2008               S.A.C. MultiQuant Fund, LLC                          800                      26.9
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                        -1010                      26.9
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.91
----------------------- ------------------------------------- ------------------- ------------------------
5/12/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.92
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                         -450                     26.61
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.63
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                         2400                     26.64
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                         -950                     26.64
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                         1400                     26.65
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                        -1300                     26.65
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                          600                     26.66
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                         -200                     26.66
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                          400                     26.67
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                          200                     26.68
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                          401                     26.69
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                         1900                      26.7
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                        -3300                      26.7
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                          400                     26.71
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                         1999                     26.72
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                          800                     26.73
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                          400                     26.74
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.74
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                          200                     26.75
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                        -3100                     26.75
----------------------- ------------------------------------- ------------------- ------------------------
5/13/2008               S.A.C. MultiQuant Fund, LLC                        -1800                     26.76
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                        -1800                      26.7
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                         -200                     26.71
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      5050                     26.73
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      5300                     26.74
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                     21033                     26.75
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                          500                     26.75
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      2200                    26.752
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                     19170                     26.76
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                         1300                     26.76
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                     12000                    26.765
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      2300                    26.766
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                       300                    26.767
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                       100                   26.7675
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                       100                    26.769
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                     36934                     26.77
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                          200                     26.77
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                       200                     26.79
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      5480                      26.8
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      5470                     26.81
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      8800                     26.82
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                       600                     26.83
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      1620                     26.84
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                     31830                     26.85
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                       300                    26.855
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      9200                     26.86
----------------------- ------------------------------------- ------------------- ------------------------


5/14/2008               S.A.C. Capital Associates, LLC                      2531                     26.87
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      9894                     26.88
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                       200                    26.895
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                     17288                      26.9
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                        -1100                      26.9
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      2100                     26.91
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                         -414                     26.91
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                          700                     26.92
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                         -400                     26.92
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                         4214                     26.93
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.93
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                        -2200                     26.95
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. MultiQuant Fund, LLC                         -700                     26.97
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                       693                     26.99
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                     -9500                     26.99
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      -500                    26.995
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      7807                        27
----------------------- ------------------------------------- ------------------- ------------------------
5/14/2008               S.A.C. Capital Associates, LLC                      1500                     27.01
----------------------- ------------------------------------- ------------------- ------------------------
5/15/2008               S.A.C. MultiQuant Fund, LLC                         -100                     27.04
----------------------- ------------------------------------- ------------------- ------------------------
5/15/2008               S.A.C. MultiQuant Fund, LLC                        -1500                     27.05
----------------------- ------------------------------------- ------------------- ------------------------
5/15/2008               S.A.C. MultiQuant Fund, LLC                         -800                      27.1
----------------------- ------------------------------------- ------------------- ------------------------
5/15/2008               S.A.C. MultiQuant Fund, LLC                          900                     27.11
----------------------- ------------------------------------- ------------------- ------------------------
5/15/2008               S.A.C. MultiQuant Fund, LLC                         1000                     27.12
----------------------- ------------------------------------- ------------------- ------------------------
5/15/2008               S.A.C. MultiQuant Fund, LLC                          500                     27.15
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Capital Associates, LLC                    200000                      26.9
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. MultiQuant Fund, LLC                         -400                     26.98
----------------------- ------------------------------------- ------------------- -------------------------
5/16/2008               S.A.C. MultiQuant Fund, LLC                         -500                     26.99
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. MultiQuant Fund, LLC                          500                        27
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                              800                     27.01
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. MultiQuant Fund, LLC                         -100                     27.02
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. MultiQuant Fund, LLC                         1000                     27.03
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                              300                     27.03
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. MultiQuant Fund, LLC                         -500                     27.03
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                              108                     27.04
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             1700                     27.05
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             2300                     27.06
----------------------- ------------------------------------- ------------------- -------------------------
5/16/2008               S.A.C. Select Fund, LLC                             5592                     27.07
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             3700                     27.08
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                              100                    27.085
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             2350                     27.09
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             5900                      27.1
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             1750                     27.11
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. MultiQuant Fund, LLC                          100                     27.12
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             3100                     27.12
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. MultiQuant Fund, LLC                         -100                     27.12
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                              900                     27.14
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             5900                     27.15
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                              600                     27.16
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. MultiQuant Fund, LLC                         -100                     27.16
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. MultiQuant Fund, LLC                          100                     27.17
----------------------- ------------------------------------- ------------------- ------------------------


5/16/2008               S.A.C. Select Fund, LLC                             5318                     27.17
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             2700                     27.18
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             3500                     27.19
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                            12482                      27.2
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             1300                     27.21
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                              200                     27.22
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             1600                     27.24
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                            12500                     27.25
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             6300                     27.26
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                              600                     27.27
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             3500                     27.28
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             3500                     27.29
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             5300                      27.3
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                              600                     27.31
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             1100                     27.35
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. MultiQuant Fund, LLC                          100                     27.36
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                              100                     27.36
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                              800                     27.37
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             2300                     27.38
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                             1200                     27.42
----------------------- ------------------------------------- ------------------- ------------------------
5/16/2008               S.A.C. Select Fund, LLC                           100000                   27.4932
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                             -578                     26.75
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -200                     26.76
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                            -1892                     26.76
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                            -2300                     26.77
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      3200                    26.775
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      6500                     26.78
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -500                     26.78
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                            -2308                     26.78
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       100                   26.7825
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      3200                    26.785
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      8483                     26.79
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -200                     26.79
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                            -9700                     26.79
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       300                    26.791
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       400                    26.795
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      6094                      26.8
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -500                      26.8
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                           -14200                      26.8
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -450                     26.81
----------------------- ------------------------------------- ------------------- -------------------------
5/19/2008               S.A.C. Select Fund, LLC                           -10700                     26.81
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.82
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                            -3600                     26.82
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                          500                     26.83
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -450                     26.83
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                            -2336                     26.83
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       100                    26.835
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.84
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -236                     26.84
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                            -1700                     26.84
----------------------- ------------------------------------- ------------------- ------------------------


5/19/2008               S.A.C. MultiQuant Fund, LLC                            6                     26.85
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                              400                     26.85
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -264                     26.85
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                           -10700                     26.85
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                           94                     26.86
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                           -21664                     26.86
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                              200                    26.865
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                             1950                     26.87
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                    -61352                     26.87
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -200                     26.87
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                            -9100                     26.87
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -800                    26.875
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -100                   26.8775
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -100                    26.878
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -500                    26.879
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                             4406                     26.88
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     -2840                     26.88
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                            -3200                     26.88
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       100                    26.885
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       500                     26.89
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         1000                     26.89
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                             8475                     26.89
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                    -22001                     26.89
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.89
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                            -5700                     26.89
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                              794                    26.895
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     -1194                    26.895
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -100                   26.8975
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     -1900                    26.898
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -100                    26.899
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                              300                      26.9
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     -4600                      26.9
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                             -300                      26.9
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -100                    26.905
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -300                    26.908
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -100                    26.909
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                             1800                     26.91
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     -4800                     26.91
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.91
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -300                   26.9101
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -800                    26.915
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     -1700                    26.918
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -300                    26.919
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                             3975                     26.92
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                    -17100                     26.92
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -200                     26.92
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                              800                    26.925
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     -2000                    26.925
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                             1600                     26.93
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     -1000                     26.93
----------------------- ------------------------------------- ------------------- ------------------------


5/19/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.93
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                              100                    26.935
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                              800                     26.94
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.94
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       200                     26.95
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                              400                     26.95
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     -8101                     26.95
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -400                     26.95
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -300                     26.96
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                              300                     26.97
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     -1900                     26.97
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Select Fund, LLC                              -22                     26.97
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -100                    26.975
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       100                    26.981
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.99
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -200                        27
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      1499                     27.01
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       100                    27.015
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      3000                     27.02
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -300                     27.02
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       600                     27.03
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      3800                     27.04
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -200                     27.04
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       100                    27.042
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       100                    27.045
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      2400                     27.05
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     -5700                     27.05
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -200                     27.05
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     11835                     27.06
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -100                     27.06
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                       100                    27.065
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      7739                     27.07
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      -500                     27.07
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -600                     27.07
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                     11250                     27.08
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      2200                     27.09
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -300                     27.09
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. Capital Associates, LLC                      1000                      27.1
----------------------- ------------------------------------- ------------------- ------------------------
5/19/2008               S.A.C. MultiQuant Fund, LLC                         -100                      27.1
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                          400                     26.88
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.89
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                          450                     26.91
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                    -13500                     26.91
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                     -1200                   26.9101
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.92
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                      -300                     26.92
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                     -3700                    26.926
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                      -600                    26.927
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                      -100                     26.93
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.94
----------------------- ------------------------------------- ------------------- ------------------------


5/20/2008               S.A.C. Capital Associates, LLC                      -100                    26.945
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                      -100                     26.95
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.96
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                    -13496                     26.96
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                     -1309                   26.9601
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                      -100                   26.9602
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                      -100                   26.9605
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                     -1200                    26.965
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                     -5700                    26.968
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                     -2700                    26.969
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                     -5025                     26.97
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                      -400                   26.9701
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                      -100                    26.971
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                      -700                    26.975
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                          400                     26.98
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                     -4562                     26.98
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                         -700                     26.98
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                      -500                    26.985
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                     -1100                     26.99
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                        -2300                     26.99
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                          800                        27
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. Capital Associates, LLC                     -3020                        27
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                         1750                     27.01
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                         -300                     27.06
----------------------- ------------------------------------- ------------------- ------------------------
5/20/2008               S.A.C. MultiQuant Fund, LLC                         -200                     27.09
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          100                      26.9
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.95
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          200                     27.01
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                         -300                     27.01
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          200                     27.02
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                         -900                     27.02
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          700                     27.03
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                        -1300                     27.03
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          100                     27.04
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                         -100                     27.04
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          780                     27.05
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                         -290                     27.05
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          300                     27.06
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                         -300                     27.06
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                           37                     27.07
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                         -400                     27.07
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          800                     27.08
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                         -100                     27.08
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          194                     27.09
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                         -821                     27.09
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          100                      27.1
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                         -300                      27.1
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          500                     27.11
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                         4300                     27.12
----------------------- ------------------------------------- ------------------- ------------------------
5/21/2008               S.A.C. MultiQuant Fund, LLC                          200                     27.13
----------------------- ------------------------------------- ------------------- ------------------------


5/21/2008               S.A.C. MultiQuant Fund, LLC                          300                     27.14
----------------------- ------------------------------------- ------------------- ------------------------
5/22/2008               S.A.C. MultiQuant Fund, LLC                          -45                     26.73
----------------------- ------------------------------------- ------------------- ------------------------
5/22/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.75
----------------------- ------------------------------------- ------------------- ------------------------
5/22/2008               S.A.C. MultiQuant Fund, LLC                          200                     26.78
----------------------- ------------------------------------- ------------------- ------------------------
5/22/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.79
----------------------- ------------------------------------- ------------------- ------------------------
5/22/2008               S.A.C. MultiQuant Fund, LLC                        -1000                     26.82
----------------------- ------------------------------------- ------------------- ------------------------
5/22/2008               S.A.C. MultiQuant Fund, LLC                         2020                     26.83
----------------------- ------------------------------------- ------------------- ------------------------
5/22/2008               S.A.C. MultiQuant Fund, LLC                          800                     26.84
----------------------- ------------------------------------- ------------------- ------------------------
5/22/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.86
----------------------- ------------------------------------- ------------------- ------------------------
5/22/2008               S.A.C. MultiQuant Fund, LLC                        -1920                     26.88
----------------------- ------------------------------------- ------------------- ------------------------
5/22/2008               S.A.C. MultiQuant Fund, LLC                          -55                     27.01
----------------------- ------------------------------------- ------------------- ------------------------
5/23/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.65
----------------------- ------------------------------------- ------------------- ------------------------
5/27/2008               S.A.C. MultiQuant Fund, LLC                          100                     27.02
----------------------- ------------------------------------- ------------------- ------------------------
5/27/2008               S.A.C. MultiQuant Fund, LLC                         1100                     27.05
----------------------- ------------------------------------- ------------------- ------------------------
5/27/2008               S.A.C. MultiQuant Fund, LLC                         -100                     27.05
----------------------- ------------------------------------- ------------------- ------------------------
5/27/2008               S.A.C. MultiQuant Fund, LLC                          400                     27.06
----------------------- ------------------------------------- ------------------- ------------------------
5/27/2008               S.A.C. MultiQuant Fund, LLC                         -800                     27.11
----------------------- ------------------------------------- ------------------- ------------------------
5/27/2008               S.A.C. MultiQuant Fund, LLC                         -300                     27.17
----------------------- ------------------------------------- ------------------- ------------------------
5/27/2008               S.A.C. MultiQuant Fund, LLC                         -500                     27.18
----------------------- ------------------------------------- ------------------- ------------------------
5/28/2008               S.A.C. MultiQuant Fund, LLC                          -90                     26.93
----------------------- ------------------------------------- ------------------- ------------------------
5/28/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.95
----------------------- ------------------------------------- ------------------- ------------------------
5/28/2008               S.A.C. MultiQuant Fund, LLC                           -2                     26.99
----------------------- ------------------------------------- ------------------- ------------------------
5/28/2008               S.A.C. MultiQuant Fund, LLC                           -8                     27.01
----------------------- ------------------------------------- ------------------- ------------------------
5/28/2008               S.A.C. MultiQuant Fund, LLC                          300                     27.02
----------------------- ------------------------------------- ------------------- ------------------------
5/30/2008               S.A.C. MultiQuant Fund, LLC                          200                     27.03
----------------------- ------------------------------------- ------------------- ------------------------
5/30/2008               S.A.C. MultiQuant Fund, LLC                          100                     27.09
----------------------- ------------------------------------- ------------------- ------------------------
5/30/2008               S.A.C. MultiQuant Fund, LLC                         -100                      27.1
----------------------- ------------------------------------- ------------------- ------------------------
6/2/2008                S.A.C. MultiQuant Fund, LLC                         -200                     26.87
----------------------- ------------------------------------- ------------------- ------------------------
6/2/2008                S.A.C. MultiQuant Fund, LLC                         -200                     26.91
----------------------- ------------------------------------- ------------------- ------------------------
6/2/2008                S.A.C. MultiQuant Fund, LLC                         -200                     26.92
----------------------- ------------------------------------- ------------------- ------------------------
6/2/2008                S.A.C. MultiQuant Fund, LLC                         -100                        27
----------------------- ------------------------------------- ------------------- ------------------------
6/3/2008                S.A.C. MultiQuant Fund, LLC                          100                     26.78
----------------------- ------------------------------------- ------------------- ------------------------
6/3/2008                S.A.C. MultiQuant Fund, LLC                          966                     26.99
----------------------- ------------------------------------- ------------------- ------------------------
6/3/2008                S.A.C. MultiQuant Fund, LLC                         -600                     27.15
----------------------- ------------------------------------- ------------------- ------------------------
6/3/2008                S.A.C. MultiQuant Fund, LLC                          -66                     27.22
----------------------- ------------------------------------- ------------------- ------------------------
6/3/2008                S.A.C. MultiQuant Fund, LLC                         -100                     27.24
----------------------- ------------------------------------- ------------------- ------------------------
6/3/2008                S.A.C. MultiQuant Fund, LLC                         -200                     27.25
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                         -700                     26.98
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                        -1600                        27
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                         -500                     27.01
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          100                     27.08
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          200                     27.09
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          200                      27.1
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          500                     27.11
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          300                     27.12
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          200                     27.13
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          900                     27.14
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          100                     27.15
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          300                     27.16
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                        -1700                     27.18
----------------------- ------------------------------------- ------------------- ------------------------


6/4/2008                S.A.C. MultiQuant Fund, LLC                         -600                     27.19
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                         2100                      27.2
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                         -100                      27.2
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          100                     27.29
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          200                      27.3
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                          500                     27.31
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                         -100                     27.33
----------------------- ------------------------------------- ------------------- ------------------------
6/4/2008                S.A.C. MultiQuant Fund, LLC                         -400                     27.35
----------------------- ------------------------------------- ------------------- ------------------------
6/5/2008                S.A.C. MultiQuant Fund, LLC                          300                     27.65
----------------------- ------------------------------------- ------------------- ------------------------
6/5/2008                S.A.C. MultiQuant Fund, LLC                         -300                     27.65
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                          200                     27.36
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                         -300                      27.4
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                         -100                      27.5
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                         1700                     27.53
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                         -400                     27.58
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                         -100                     27.59
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                          600                     27.62
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                         -100                     27.65
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                         -100                     27.68
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                         -600                     27.69
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                        -1000                     27.71
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                         -800                     27.72
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                         -100                     27.73
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                          100                     27.77
----------------------- ------------------------------------- ------------------- ------------------------
6/6/2008                S.A.C. MultiQuant Fund, LLC                          900                     27.78
----------------------- ------------------------------------- ------------------- ------------------------
6/9/2008                S.A.C. MultiQuant Fund, LLC                         -300                     27.31
----------------------- ------------------------------------- ------------------- ------------------------
6/9/2008                S.A.C. MultiQuant Fund, LLC                          300                     27.35
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. Capital Associates, LLC                    300000                     26.72
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. Capital Associates, LLC                     49000                   26.7482
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. Capital Associates, LLC                      1000                     26.75
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.76
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. MultiQuant Fund, LLC                          300                     26.79
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. MultiQuant Fund, LLC                         1100                      26.8
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. MultiQuant Fund, LLC                          600                     26.81
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. MultiQuant Fund, LLC                          300                     26.82
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. MultiQuant Fund, LLC                          600                     26.83
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.85
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. MultiQuant Fund, LLC                          200                     26.86
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. MultiQuant Fund, LLC                         1500                     26.89
----------------------- ------------------------------------- ------------------- ------------------------
6/11/2008               S.A.C. MultiQuant Fund, LLC                        -4800                      26.9
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                         1385                     26.64
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                         2513                     26.65
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.66
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                         -300                     26.67
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                        -3698                     26.68
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                         -300                     26.74
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                        -2145                     26.75
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                         -100                     26.77
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                         -255                     26.78
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                        -1300                      26.8
----------------------- ------------------------------------- ------------------- ------------------------


6/12/2008               S.A.C. MultiQuant Fund, LLC                         -700                     26.81
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                         -200                     26.82
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                         4700                        27
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                          200                     27.01
----------------------- ------------------------------------- ------------------- ------------------------
6/12/2008               S.A.C. MultiQuant Fund, LLC                          100                     27.02
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.37
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. MultiQuant Fund, LLC                          100                     26.43
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                             -500                     26.43
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                            -1800                     26.44
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                            -3300                     26.45
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                             -600                     26.46
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                             -600                     26.47
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                             -700                     26.48
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                            -6700                     26.49
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. MultiQuant Fund, LLC                          300                      26.5
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                            -3900                      26.5
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                             -200                    26.505
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. MultiQuant Fund, LLC                          413                     26.51
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                             -966                     26.51
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. MultiQuant Fund, LLC                           69                     26.52
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                             -434                     26.52
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. MultiQuant Fund, LLC                          187                     26.53
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. MultiQuant Fund, LLC                          300                     26.54
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                             -700                     26.54
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. MultiQuant Fund, LLC                          131                     26.55
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. MultiQuant Fund, LLC                          200                     26.56
----------------------- ------------------------------------- ------------------- ------------------------
6/13/2008               S.A.C. Select Fund, LLC                             -700                     26.58
----------------------- ------------------------------------- ------------------- ------------------------
6/19/2008               S.A.C. Capital Associates, LLC                       600                    26.385
----------------------- ------------------------------------- ------------------- ------------------------
6/19/2008               S.A.C. Capital Associates, LLC                     35613                     26.39
----------------------- ------------------------------------- ------------------- ------------------------
6/19/2008               S.A.C. Capital Associates, LLC                     28092                      26.4
----------------------- ------------------------------------- ------------------- ------------------------
6/19/2008               S.A.C. Capital Associates, LLC                       242                     26.41
----------------------- ------------------------------------- ------------------- ------------------------
6/19/2008               S.A.C. Capital Associates, LLC                       300                    26.415
----------------------- ------------------------------------- ------------------- ------------------------
6/19/2008               S.A.C. Capital Associates, LLC                     12850                     26.42
----------------------- ------------------------------------- ------------------- ------------------------
6/19/2008               S.A.C. Capital Associates, LLC                       900                     26.43
----------------------- ------------------------------------- ------------------- ------------------------
6/19/2008               S.A.C. Capital Associates, LLC                       800                     26.44
----------------------- ------------------------------------- ------------------- ------------------------
6/19/2008               S.A.C. Capital Associates, LLC                       200                    26.445
----------------------- ------------------------------------- ------------------- ------------------------
6/19/2008               S.A.C. Capital Associates, LLC                     70403                     26.45
----------------------- ------------------------------------- ------------------- ------------------------
6/20/2008                S.A.C. Select Fund, LLC                            -285                      26.3
----------------------- ------------------------------------- ------------------- ------------------------
6/20/2008                S.A.C. Select Fund, LLC                            -500                    26.305
----------------------- ------------------------------------- ------------------- ------------------------


6/20/2008                S.A.C. Select Fund, LLC                            -900                     26.33
----------------------- ------------------------------------- ------------------- ------------------------
6/20/2008                S.A.C. Select Fund, LLC                           -1300                     26.34
----------------------- ------------------------------------- ------------------- ------------------------
6/20/2008                S.A.C. Select Fund, LLC                            -200                     26.37
----------------------- ------------------------------------- ------------------- ------------------------
6/20/2008                S.A.C. Select Fund, LLC                            -100                     26.38
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Select Fund, LLC                            -697                     26.36
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Select Fund, LLC                            -400                     26.38
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. MultiQuant Fund, LLC                         300                     26.39
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Select Fund, LLC                            -800                      26.4
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Select Fund, LLC                            -500                     26.41
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Select Fund, LLC                            -200                     26.42
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Select Fund, LLC                            -500                     26.43
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Capital Associates, LLC                      300                     26.44
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Select Fund, LLC                            -100                     26.44
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Capital Associates, LLC                      100                     26.45
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. MultiQuant Fund, LLC                        -100                     26.45
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Capital Associates, LLC                     3100                     26.46
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Capital Associates, LLC                     7366                     26.47
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Capital Associates, LLC                    20361                     26.48
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Capital Associates, LLC                     7374                     26.49
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. MultiQuant Fund, LLC                        -400                     26.49
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Capital Associates, LLC                      400                    26.495
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. Capital Associates, LLC                    24535                      26.5
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. MultiQuant Fund, LLC                        -200                     26.52
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. MultiQuant Fund, LLC                        -200                     26.53
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. MultiQuant Fund, LLC                        -200                     26.55
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. MultiQuant Fund, LLC                        -200                     26.56
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. MultiQuant Fund, LLC                        -200                     26.58
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. MultiQuant Fund, LLC                        -100                     26.61
----------------------- ------------------------------------- ------------------- ------------------------
6/23/2008                S.A.C. MultiQuant Fund, LLC                        -100                     26.63
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                    10000                      25.8
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Select Fund, LLC                            -300                     25.84
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                    50000                     25.85
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Select Fund, LLC                           -1607                     25.85
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Select Fund, LLC                            -674                     25.86
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Select Fund, LLC                           -2561                    25.865
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Select Fund, LLC                            -500                    25.867
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Select Fund, LLC                            -700                     25.87
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                      500                     25.89
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                     9500                      25.9
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                     -4500                     25.95
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                     3300                     25.98
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                     2700                     25.99
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                     1700                    25.995
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                      100                    25.998
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                      100                    25.999
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                    42100                        26
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                    -11500                        26
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -700                    26.005
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                     -2200                     26.01
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -900                    26.015
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -400                    26.018
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -972                     26.02
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -400                    26.025
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -300                    26.028
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -200                    26.029
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -100                     26.03
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                    47263                     26.05
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                    -46333                     26.05
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -367                    26.055
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -200                    26.057
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. MultiQuant Fund, LLC                         100                     26.06
----------------------- ------------------------------------- ------------------- ------------------------


6/24/2008                CR Intrinsic Investments, LLC                      -600                     26.06
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -700                    26.065
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                      500                     26.07
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -400                     26.07
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -100                    26.078
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                      100                   26.0799
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                     1537                     26.08
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -300                     26.08
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. Capital Associates, LLC                      600                     26.09
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. MultiQuant Fund, LLC                         100                     26.09
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -200                     26.09
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                CR Intrinsic Investments, LLC                      -800                   26.0901
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. MultiQuant Fund, LLC                         100                      26.1
----------------------- ------------------------------------- ------------------- ------------------------
6/24/2008                S.A.C. MultiQuant Fund, LLC                        -300                     26.23
------------------------ ------------------------------------ ------------------- -------------------------
